UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 18, 2005

TROY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24413	33-0807798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2331 South Pullman Street Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

(949) 250-3280
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.02         Termination of a Material Definitive Agreement

On January 18, 2005, Dirk, Inc., (“Mergerco”), a Delaware corporation controlled by Mr. Patrick J. Dirk and certain of his family members and trusts (the “Affiliated Stockholders”), terminated the Agreement and Plan of Merger, dated as of May 26, 2004, as amended by the First Amendment to the Agreement and Plan of Merger, dated October 5, 2004, (the “Merger Agreement”) between Mergerco and TROY Group, Inc., a Delaware corporation (the “Company”).  Mr. Patrick J. Dirk is the chairman and Chief Executive Officer of the Company.  Mr. Dirk and the Affiliated Stockholders own approximately 68% of the Company’s outstanding common stock.

Pursuant to the terms of the Merger Agreement, Mergerco was proposed to merge with and into the Company, and the Company would have been the surviving corporation.  Upon completion of the merger, each issued and outstanding share of the Company’s common stock (other than shares held by Mergerco, the Affiliated Stockholders and stockholders asserting appraisal rights) would have been converted into the right to receive $3.06 in cash, without interest, and the Affiliated Stockholders were expected to own all of the Company’s post-merger common stock.

On January 18, 2005, Mergerco terminated the Merger Agreement and the transactions contemplated thereby.  The obligation of Mergerco to complete the merger was subject to satisfaction or waiver of certain conditions, including the exercise of appraisal rights by holders of no more than 5% of the outstanding shares.  Following the special meeting of the Company’s stockholders, at which the Merger Agreement and related transactions were approved, it was determined that holders of more than 5% of the outstanding shares had asserted appraisal rights.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2005.

TROY GROUP, INC.

	By	/s/ Dennis Fairchild
Dennis Fairchild
Senior Vice President and Chief Financial Officer